Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Record First Quarter 2021 Results and Increased Annual Guidance

•

First Quarter 2021 Results Include GAAP Net Income of $66.1 Million, Adjusted EBITDA of $204 Million, Diluted Earnings Per Share of $0.89, and Adjusted Diluted Earnings Per Share of $1.10, with All Key Metrics Representing Record Levels

•	Record First Quarter Revenue of $1.8 Billion and Cash Flow from Operations of $257 Million

•	Continued Strong Balance Sheet as of March 31, 2021, Comfortable Leverage Metrics and Record Liquidity of Approximately $1.7 Billion

•	Increasing 2021 Annual Guidance for Revenue, Diluted Earnings Per Share, Adjusted EBITDA and Adjusted Diluted Earnings Per Share

Coral Gables, FL (May 6, 2021) — MasTec, Inc. (NYSE: MTZ) today announced record first quarter 2021 financial results and increased its guidance for the remainder of 2021.

First quarter 2021 revenue was $1.8 billion, compared to $1.4 billion for the prior year, a 25% increase. First quarter 2021 cash flow from operations was $257 million, compared to $203 million for the prior year, a 27% increase. First quarter 2021 GAAP net income was $66.1 million, or $0.89 per diluted share, compared to $36.1 million, or $0.48 per diluted share in the prior year. These metrics all represented record first quarter performance levels.

Record first quarter 2021 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $82.0 million, and $1.10, respectively. First quarter 2021 adjusted EBITDA, also a non-GAAP measure, was $204 million, or 11.5% of revenue, a 320-basis point improvement when compared to the prior year.

18-month backlog as of March 31, 2021 was $7.9 billion, equal to the fourth quarter 2020 level.

The Company is increasing annual 2021 guidance expectations based on strong first quarter results and the expected partial year benefit of the recently announced INTREN acquisition. Based on the information available today, the Company estimates annual 2021 revenue of approximately $8.2 billion, a $400 million increase over prior guidance. Annual 2021 GAAP net income and diluted earnings per share are expected to approximate $322 million and $4.35, respectively. Annual 2021 adjusted EBITDA, a non-GAAP measure, is expected to be $930 million, and annual 2021 adjusted diluted earnings per share, a non-GAAP measure, is expected to be $5.40, a $0.40 increase over prior guidance.

Adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are all non-GAAP measures, exclude certain items which are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “We are pleased with our strong first quarter results and to be in position to significantly raise our annual 2021 revenue guidance expectation to $8.2 billion, a 30%, or $1.9 billion dollar increase over last year, with approximately $1.2 billion of this increase in our non-Oil & Gas segments.”

Mr. Mas continued, “Our recent acquisition of INTREN substantially expands our operations in the electrical distribution and transmission market. With this acquisition, our Electrical Transmission segment is expected to approach annualized revenue of approximately $1.2 billion, with sizeable growth opportunities in 2022 and beyond. We also continue to have strong visibility into significant growth opportunities in our Communications and Clean Energy and Infrastructure segments.”

Mr. Mas concluded, “Lastly, I would once again like to thank the men and women of MasTec for their continued dedication, commitment and focus. The hard work and professionalism of our team members are the elements which allow us to continue to present increasing operational and financial performance to our shareholders each quarter.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer noted, “During the first quarter, we generated a record level $257 million in cash flow from operations and reduced our net debt levels, despite funding approximately $90 million in acquisition activity. As we look forward to the balance of 2021, inclusive of approximately $420 million cash outflow for the INTREN acquisition, we expect our strong cash flow profile to put us in position to end 2021 with ample liquidity and a comfortable leverage metric slightly above 1 times adjusted EBITDA. ”

For the second quarter of 2021, the Company expects revenue to be approximately $2.1 billion. Second quarter 2021 GAAP net income is expected to approximate $72 million with GAAP diluted earnings per share expected to approximate $0.98. Second quarter 2021 adjusted EBITDA is expected to be $229 million with adjusted diluted earnings per share expected to approximate $1.25.

Senior Management will hold a conference call to discuss these results on Friday, May 7, 2021, at 9:00 a.m. Eastern time. The call-in number for the conference call is (323) 794-2423 or (866) 575-6539 and the replay number is (719) 457-0820, with a pass code of 6765216. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended March 31, 2021 and 2020:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended March 31,
	2021	2020

Revenue	$1,775,424	$1,416,604
Costs of revenue, excluding depreciation and amortization	1,513,859	1,226,297
Depreciation	79,264	53,089
Amortization of intangible assets	11,247	7,391
General and administrative expenses	73,108	85,514
Interest expense, net	12,459	17,004
Equity in earnings of unconsolidated affiliates	(7,346)	(7,834)
Other income, net	(2,596)	(1,342)

Income before income taxes	$95,429	$36,485
Provision for income taxes	(29,317)	(423)

Net income	$66,112	$36,062

Net income (loss) attributable to non-controlling interests	463	(168)

Net income attributable to MasTec, Inc.	$65,649	$36,230

Earnings per share:
Basic earnings per share	$0.91	$0.48

Basic weighted average common shares outstanding	72,439	74,738

Diluted earnings per share	$0.89	$0.48

Diluted weighted average common shares outstanding	73,846	75,413

Consolidated Balance Sheets

(unaudited - in thousands)

	March 31, 2021	December 31, 2020

Assets
Current assets	$2,550,424	$2,359,015
Property and equipment, net	1,024,509	982,328
Operating lease assets	162,359	176,573
Goodwill, net	1,262,718	1,243,034
Other intangible assets, net	225,566	184,043
Other long-term assets	312,727	282,856

Total assets	$5,538,303	$5,227,849

Liabilities and Equity
Current liabilities	$1,632,900	$1,415,199
Long-term debt, including finance leases	1,170,419	1,157,632
Long-term operating lease liabilities	106,971	116,506
Deferred income taxes	304,006	302,938
Other long-term liabilities	235,032	230,049
Total equity	2,088,975	2,005,525

Total liabilities and equity	$5,538,303	$5,227,849

Consolidated Statements of Cash Flows (unaudited - in thousands)
	For the Three Months Ended March 31,
	2021	2020

Net cash provided by operating activities	$257,164	$203,266
Net cash used in investing activities	(134,612)	(58,740)
Net cash used in financing activities	(33,191)	(145,224)
Effect of currency translation on cash	(72)	934

Net increase in cash and cash equivalents	89,289	236

Cash and cash equivalents - beginning of period	$423,118	$71,427

Cash and cash equivalents - end of period	$512,407	$71,663

Note: Liquidity is defined as cash plus availability under our credit facilities.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended March 31,
Segment Information	2021	2020
Revenue by Reportable Segment
Communications	$568.6	$644.1
Clean Energy and Infrastructure	350.4	286.3
Oil and Gas	725.5	359.1
Electrical Transmission	133.5	128.1
Other	0.0	0.0
Eliminations	(2.6)	(1.0)
Corporate	—	—

Consolidated revenue	$1,775.4	$1,416.6

	For the Three Months Ended March 31,
	2021	2020
Adjusted EBITDA by Reportable Segment
EBITDA	$198.4	$114.0
Non-cash stock-based compensation expense	5.5	4.0

Adjusted EBITDA	$203.9	$118.0

Reportable Segment:
Communications	$48.9	$50.8
Clean Energy and Infrastructure	10.9	5.0
Oil and Gas	167.6	74.4
Electrical Transmission	3.6	8.3
Other	7.4	7.4
Corporate	(34.5)	(27.9)

Adjusted EBITDA	$203.9	$118.0

	For the Three Months Ended March 31,
	2021	2020
Adjusted EBITDA Margin by Reportable Segment
EBITDA Margin	11.2%	8.0%
Non-cash stock-based compensation expense	0.3%	0.3%

Adjusted EBITDA margin	11.5%	8.3%

Reportable Segment:
Communications	8.6%	7.9%
Clean Energy and Infrastructure	3.1%	1.7%
Oil and Gas	23.1%	20.7%
Electrical Transmission	2.7%	6.5%
Other	NM	NM
Corporate	—	—

Adjusted EBITDA margin	11.5%	8.3%

NM - Percentage is not meaningful

Note: The Communications, Electrical Transmission, and Clean Energy and Infrastructure segments represent the “non-Oil & Gas” segments referred to in Mr. Mas’ commentary.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended March 31,
	2021	2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$66.1	$36.1
Interest expense, net	12.5	17.0
Provision for income taxes	29.3	0.4
Depreciation	79.3	53.1
Amortization of intangible assets	11.2	7.4

EBITDA	$198.4	$114.0

Non-cash stock-based compensation expense	5.5	4.0

Adjusted EBITDA	$203.9	$118.0

	For the Three Months Ended March 31,
	2021	2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.7%	2.5%
Interest expense, net	0.7%	1.2%
Provision for income taxes	1.7%	0.0%
Depreciation	4.5%	3.7%
Amortization of intangible assets	0.6%	0.5%

EBITDA margin	11.2%	8.0%

Non-cash stock-based compensation expense	0.3%	0.3%

Adjusted EBITDA margin	11.5%	8.3%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended March 31,
	2021	2020
Adjusted Net Income Reconciliation
Net income	$66.1	$36.1
Non-cash stock-based compensation expense	5.5	4.0
Amortization of intangible assets	11.2	7.4
Income tax effect of adjustments (a)	(1.3)	(2.7)
Statutory tax rate effects (b)	0.5	—

Adjusted net income	$82.0	$44.9

	For the Three Months Ended March 31,
	2021	2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.89	$0.48
Non-cash stock-based compensation expense	0.07	0.05
Amortization of intangible assets	0.15	0.10
Income tax effect of adjustments (a)	(0.02)	(0.04)
Statutory tax rate effects (b)	0.01	—

Adjusted diluted earnings per share	$1.10	$0.60

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three month period ended March 31, 2021, includes the effect of changes in state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended June 30, 2021 Est.	For the Three Months Ended June 30, 2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$72	$56.8
Interest expense, net	15	14.8
Provision for income taxes	28	20.7
Depreciation	89	57.7
Amortization of intangible assets	20	9.8

EBITDA	$223	$159.9

Non-cash stock-based compensation expense	6	5.8

Adjusted EBITDA	$229	$165.7

	Guidance for the Three Months Ended June 30, 2021 Est.	For the Three Months Ended June 30, 2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.4%	3.6%
Interest expense, net	0.7%	0.9%
Provision for income taxes	1.3%	1.3%
Depreciation	4.2%	3.7%
Amortization of intangible assets	0.9%	0.6%

EBITDA margin	10.6%	10.2%

Non-cash stock-based compensation expense	0.3%	0.4%

Adjusted EBITDA margin	10.9%	10.6%

	Guidance for the Three Months Ended June 30, 2021 Est.	For the Three Months Ended June 30, 2020

Adjusted Net Income Reconciliation
Net income	$72	$56.8
Non-cash stock-based compensation expense	6	5.8
Amortization of intangible assets	20	9.8
Income tax effect of adjustments (a)	(6)	(3.5)

Adjusted net income	$92	$69.0

	Guidance for the Three Months Ended June 30, 2021 Est.	For the Three Months Ended June 30, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.98	$0.78
Non-cash stock-based compensation expense	0.08	0.08
Amortization of intangible assets	0.27	0.13
Income tax effect of adjustments (a)	(0.08)	(0.05)

Adjusted diluted earnings per share	$1.25	$0.95

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Reconciliation
Net income	$322	$322.7	$394.1
Interest expense, net	58	59.6	77.0
Provision for income taxes	116	102.5	116.8
Depreciation	339	258.8	212.5
Amortization of intangible assets	71	38.9	23.0

EBITDA	$906	$782.5	$823.4

Non-cash stock-based compensation expense	24	21.9	16.4
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3

Adjusted EBITDA	$930	$810.0	$843.2

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.9%	5.1%	5.5%
Interest expense, net	0.7%	0.9%	1.1%
Provision for income taxes	1.4%	1.6%	1.6%
Depreciation	4.1%	4.1%	3.0%
Amortization of intangible assets	0.9%	0.6%	0.3%

EBITDA margin	11.0%	12.4%	11.5%

Non-cash stock-based compensation expense	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	—%	0.0%

Adjusted EBITDA margin	11.3%	12.8%	11.7%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures - Unaudited

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Net Income Reconciliation
Net income	$322	$322.7	$394.1
Non-cash stock-based compensation expense	24	21.9	16.4
Amortization of intangible assets	71	38.9	23.0
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3
Income tax effect of adjustments (a)	(18)	(15.2)	(13.2)
Statutory tax rate effects (b)	0	2.5	(7.8)

Adjusted net income	$400	$376.4	$415.9

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$4.35	$4.38	$5.17
Non-cash stock-based compensation expense	0.33	0.30	0.22
Amortization of intangible assets	0.96	0.53	0.30
Loss on extinguishment of debt	—	0.08	—
Goodwill and intangible asset impairment	—	—	0.04
Income tax effect of adjustments (a)	(0.24)	(0.21)	(0.17)
Statutory tax rate effects (b)	0.01	0.03	(0.10)

Adjusted diluted earnings per share	$5.40	$5.11	$5.46

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)

For the years ended December 31, 2021 and December 31, 2020, includes the effect of changes in state tax rates and for the year ended December 31, 2019, includes the effects of changes in Canadian provincial statutory tax rates, as well as changes in state tax rates.

The tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber, and customer fulfillment activities; power generation, including from clean energy and renewable sources; pipeline infrastructure; electrical utility transmission and distribution; heavy civil, and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic; market conditions, technological developments, regulatory or policy changes, including permitting processes and tax incentives that affect us or our customers’ industries; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the coronavirus outbreak on economic activity generally, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the industries we serve and the impact on our customers’ expenditure levels caused by fluctuations in commodity prices, including for oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; risks related to completed or potential acquisitions, including our ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; restrictions imposed by our credit facility, senior notes and any future loans or securities; our ability to obtain performance and surety bonds; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; a small number of our existing shareholders have the ability to influence major corporate decisions; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.